Exhibit 99.1
Siouxland Ethanol to Announce Plant Expansion Goal
(This statement is to be released by the Board of Directors at 10:00 A.M. on Thursday,
January 19, 2006 at the Plant construction site west of Jackson, NE along Knox Ave.)
     The rapid expansion of ethanol production throughout the Midwest is expected to continue having a positive impact on grain production, the price of corn, delivery costs, economic development, new jobs and the expansion of local tax bases.
     The trend in the ethanol industry is one of rapid expansion that includes ever larger facilities which will benefit from the usual economies of scale.
     Area grain production studies will continue as a primary tool for determining new plant locations. A critical factor in these studies will be the expansion plans for existing ethanol plants.
     Grain producers, investors, plant builders and contractors and fuel suppliers will keep close track of possible new plant locations and plant expansion plans.
     For this reason, Siouxland Ethanol, LLC has made the decision to announce our intent to double the production capacity of our plant, which is currently under construction, from an annual ethanol production capacity of 50 million gallons to 100 million gallons as quickly as that may be feasible.
     We currently expect this expansion to be financially feasible within the second year of production. However, it is important to point out that conditions may change if the ethanol industry expands too rapidly relative to demand.
     As locations for new or expanding ethanol plants are considered and area produces plan for the future, we believe it is appropriate to make our plans public at this time. We are requesting that Siouxland Ethanol we be added to the list of “planned plant expansions” with Fagen, Inc. and the industry at this time.
(Note: This announcement includes forward-looking statements about potential developments in the ethanol industry. Forward looking statements are only our present view which does involve assumptions, risks and uncertainties. We therefore qualify our forward-looking statements with this cautionary statement.)